UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009 (February 25, 2009)

ORE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Professional Drive, Suite 101, Gaithersburg, Maryland	20879
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (240) 361-4400

N/A
(Former name or former address, if changed since last report)

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2009, the Board of Directors of Ore Pharmaceuticals Inc. (the "Company") appointed Mark J. Gabrielson as its new Chief Executive Officer of the Company, effective as of March 2, 2009.

Mr. Gabrielson will replace Charles L. Dimmler, III, who was terminated by the Company without cause, effective March 1, 2009.  In connection with his termination, Mr. Dimmler will resign as a member of the Board of Directors.

Mr. Gabrielson is 52 years old.  Until his appointment as the Company’s CEO, Mr. Gabrielson had been Managing General Partner and co-founder of p-Value Capital LLC, a specialty financial services firm focused on assembling and financing portfolios of clinical stage pharmaceutical and biopharmaceutical products.  He is also a Director of Pulmatrix Inc., a privately held company he co-founded in 2003.  Pulmatrix is developing inhalant technologies to help control respiratory infectious disease.  He served as CEO of Pulmatrix from its founding through 2007. Mr. Gabrielson, who will continue to serve on the Board of Directors of the Company, has been a Director of the Company since April 2007 and has served as Chairman of the Audit Committee since August 2007.

In connection with his appointment as Chief Executive Officer, the Company entered into a letter agreement with Mr. Gabrielson, dated February 26, 2009 and effective as of March 2, 2009 (the "Agreement").  The Agreement provides for an initial annual base salary subject to adjustment upon the Company's achievement of certain specified targets, special incentive cash bonuses upon the Company's achievement of certain specified targets, and participation in all standard Company executive compensation and benefit programs as in effect from time to time and as determined by the Compensation Committee.

The Agreement also provides that Mr. Gabrielson will be granted an option to purchase 500,000 shares of the Common Stock of the Company, exercisable at the fair market value on the date of grant.  Of these option shares, 300,000 option shares will vest in equal monthly increments over the two years immediately following March 2, 2009, and 200,000 option shares will vest only upon consummation of a specified target.  The option will become immediately exercisable in full in the event of a Change of Control (as defined in the Agreement). The option will be subject to the other terms and conditions of the Company's 1997 Equity Incentive Plan and the option agreement thereunder.

Pursuant to the Agreement, Mr. Gabrielson has agreed to enter into the Company's standard confidentiality and intellectual property agreement and into a non-compete and non-solicitation agreement which would survive the termination of the Agreement for an appropriate period.  The Agreement provides that Mr. Gabrielson is an "at-will" employee and that his employment can be terminated at any time with or without cause.  Upon termination, Mr. Gabrielson must offer to resign from any other positions with the Company and/or its affiliates, including as a member of the Board of Directors.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms of the Agreement, a copy of which is attached hereto as Exhibit 10.105 and incorporated herein by reference. A copy of the press release announcing the management change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company also recently entered into a Consulting Agreement with F. Dudley Staples, its former General Counsel, pursuant to which he agreed to provide consulting services as requested the Company, through the end of June 2009 for a fixed hourly rate and the Company agreed to certain indemnification provisions.

On March 1, 2009, the Company notified Philip L. Rohrer, Jr. of his termination by the Company without cause as Chief Financial Officer of the Company effective March 31, 2009.  Pursuant to his employment agreement, Mr. Rohrer will be entitled to an accelerated retention incentive payment following the termination of his employment.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.105	Letter Agreement, dated February 26, 2009 from Ore Pharmaceuticals Inc. to Mark J. Gabrielson

99.1	Press release of Ore Pharmaceuticals Inc. dated March 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORE PHARMACEUTICALS INC.

Date:	March 3, 2009	By:	/s/ Philip L. Rohrer, Jr.
Philip L. Rohrer Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.105	Letter Agreement, dated February 26, 2009 from Ore Pharmaceuticals Inc. to Mark J. Gabrielson

99.1	Press release of Ore Pharmaceuticals Inc. dated March 3, 2009